     As filed with the Securities and Exchange Commission on August 3, 1999
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                         GENERAL GROWTH PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                                 42-1283895
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                              Identification No.)
                             110 NORTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 960-5000
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               MR. JOHN BUCKSBAUM
                             CHIEF EXECUTIVE OFFICER
                         GENERAL GROWTH PROPERTIES, INC.
                             110 NORTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 960-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                                 with copies to:
                           MARSHALL E. EISENBERG, ESQ.
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60602
                                 (312) 269-8000

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      From time to time after the Registration Statement becomes effective.

                                   -----------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   -----------


                         CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------
                                                                         Proposed
                                                                          Maximum         Proposed
                                                           Amount to     Offering          Maximum
                 TITLE OF EACH CLASS OF                       be         Price Per        Aggregate         Amount of
             SECURITIES TO BE REGISTERED(1)               Registered       Unit       Offering Price(2)  Registration Fee
- --------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share..................    584,743      $32.875      $19,223,427        $5,345
- --------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also includes preferred share purchase rights, which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement, dated November 18, 1998. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such stock. Because no separate consideration is paid for the rights, the registration fee for the rights is included in the fee for the Common Stock. This Registration Statement also relates to such additional shares as may be issuable as a result of certain adjustments including, without limitation, stock dividends, stock splits and distributions of options, warrants, convertible securities, evidences of indebtedness or assets.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) for the purpose of computing the amount of registration fee based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 29, 1999.

                                   -----------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED AUGUST 3, 1999

PROSPECTUS

                                 584,743 SHARES

                         GENERAL GROWTH PROPERTIES, INC.
                                  COMMON STOCK
                           (PAR VALUE $.10 PER SHARE)

         This Prospectus relates to our issuance of up to 584,743 shares of our Common Stock to the holders of certain common units of limited partnership interest in GGP Limited Partnership, a Delaware limited partnership. We are the general partner of GGP Limited Partnership. GGP Limited Partnership issued the common units in connection with its July 21, 1998 acquisition of a regional shopping center located in Altamonte Springs, Florida. We may elect to deliver the Common Stock to unit holders who wish to have their common units redeemed. This registration does not necessarily mean that any of the common units will be redeemed or that we will issue any of the Common Stock.

         We will not receive any cash proceeds from the issuance of the Common Stock upon the tender of common units for redemption. However, we will acquire the common units in exchange for Common Stock that we issue pursuant to this Prospectus. With each such acquisition, our interest in GGP Limited Partnership will increase.

         Our principal executive offices are located at 110 North Wacker, Chicago, Illinois 60606, our telephone number is (312) 960-5000 and our web site address is http://www.generalgrowth.com.

         Our Common Stock is listed on the New York Stock Exchange under the symbol "GGP". The last reported sale price of the Common Stock on the New York Stock Exchange on August 2, 1999, was $33 5/16 per share.

         There are certain restrictions on ownership of the Common Stock designed to preserve our status as a real estate investment trust for federal income tax purposes. See "Capital Stock -- Restrictions on Transfer of Capital Stock" on page 8 for information about these restrictions. There are certain potentially material consequences associated with a redemption of common units. See "Redemption of Common Units -- Tax Consequences of Redemption" on page 14 and "Redemption of Common Units -- Potential Change in Investment upon Redemption of Common Units" on page 14 for information about these consequences.

                                 --------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------


           The date of this Prospectus is ____________________, 1999.

         YOU SHOULD RELY ONLY ON INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.


                                TABLE OF CONTENTS


Where to Find More Information..................................................................................  3
Incorporation of Certain Documents by Reference.................................................................  3
Forward-Looking Statements......................................................................................  4
The Company.....................................................................................................  4
Recent Developments.............................................................................................  5
Capital Stock...................................................................................................  6
Summary of Partnership Agreement................................................................................ 11
Redemption of Common Units...................................................................................... 13
Comparison of Ownership of Common Units and Shares of Common Stock.............................................. 15
Certain Federal Income Tax Considerations....................................................................... 19
Use of Proceeds................................................................................................. 27
Plan of Distribution............................................................................................ 27
Legal Matters................................................................................................... 27
Experts......................................................................................................... 27

                         WHERE TO FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus is a part of the Registration Statement, but the Registration Statement also contains additional information and exhibits.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Commission. You can read and copy the Registration Statement and the reports, proxy statements and other information at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Also, you can obtain copies of such material from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can access such materials electronically by means of the Commission's home page on the internet at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange ("NYSE") and you can inspect such materials at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the Commission, modifies or replaces this information. We incorporate by reference the following documents:

                  1. Our Annual Report on Form 10-K for the year ended December 31, 1998, dated March 19, 1999.

                  2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, dated May 10, 1999.

                  3. Our Current Report on Form 8-K, dated March 18, 1999.

                  4. Our Current Report on Form 8-K, dated July 12, 1999.

                  5. Our Current Report on Form 8-K, dated July 14, 1999.

                  6. The portions of our Proxy Statement for our 1999 Annual Meeting of Stockholders that have been incorporated by reference into our Annual Report on Form 10-K.

                  7. The description of our 7.25% Preferred Income Equity Redeemable Stock, Series A, par value $100 per share ("PIERS"), contained in our Registration Statement on Form 8-A which was filed with the Commission on June 5, 1998, pursuant to Section 12(b) of the Exchange Act.

                  8. The description of our Common Stock contained in our Registration Statement on Form 8-A which was filed with the Commission on January 12, 1993, pursuant to Section 12(b) of the Exchange Act.

                  9. The description of our Common Stock contained in our Registration Statement on Form 8-A which was filed with the Commission on November 18, 1998, pursuant to Section 12(b) of the Exchange Act.

                  10. All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering.

         To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits), call or write General Growth Properties, Inc., 110 North Wacker, Chicago, IL 60606, Attention: Director of Investor Relations, Telephone (312) 960-5000.


                           FORWARD-LOOKING STATEMENTS

         This Prospectus and those documents incorporated by reference herein may contain certain "forward- looking information statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects," "estimates," "plans," "anticipates," "predicts," "intends," "believes," "seeks," and "should" and other similar expressions and variations of these expressions are intended to identify forward-looking statements. Forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

         Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include, without limitation, general industry and economic conditions, interest rate trends, cost of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rent rates in our markets, shifts in customer demands, tenant bankruptcies, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations, including changes in tax laws, the ability to obtain suitable equity and/or debt financing, and the continued availability of financing in the amounts and on the terms necessary to support our future business.


                                   THE COMPANY

         We are a self-administered and self-managed real estate investment trust ("REIT") that owns, operates, manages, leases, acquires, develops, expands and finances regional mall shopping centers in major and middle markets throughout the United States. We were organized in 1986 to continue expanding the Bucksbaum family business, which has been engaged in the shopping center business since 1954.

         We conduct our business through GGP Limited Partnership, which holds substantially all of our interests in properties. We own an approximate 72% partnership interest in GGP Limited Partnership. The remaining approximate 28% interest in GGP Limited Partnership is held by limited partners which include a partnership comprised of trusts for the benefit of the Bucksbaum family and others who have contributed properties to us. As of August 2, 1999, GGP Limited Partnership owned or had an ownership interest in 86 regional mall shopping centers in 35 states and had two mall shopping centers under development. Our regional mall shopping centers have approximately 73 million square feet of gross retail space, including anchor stores that may, in some cases, be owned by the anchor retailer, freestanding stores and mall tenant areas.

         Specifically, as of August 2, 1999, GGP Limited Partnership owned:

         - 100% of 55 regional mall shopping centers, including two mall shopping centers currently under development.

         - 51% of the outstanding common stock of GGP/Ivanhoe, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP/Ivanhoe owns 100% of two regional mall shopping centers.

         - 51% of the common stock of GGP Ivanhoe III, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe III owns 100% of six regional mall shopping centers.

         -        50% of each of two regional mall shopping centers.

         - 50% of the outstanding common stock of GGP/Homart, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP/Homart owns interests in 23 regional mall shopping centers.

         - A 100% non-voting preferred stock interest, representing 95% of the equity interest, in General Growth Management, Inc. Several of our officers hold all of the voting common stock of GGMI, which represents 5% of the equity interest in GGMI.

         We are incorporated under the laws of the State of Delaware. We have qualified as a REIT for federal income tax purposes. In order to maintain such qualification, we must distribute at least 95% of our REIT taxable income (as computed without regard to net capital gains or the dividends-paid deduction), and of our after-tax net income from foreclosure property each year. Dividends on any preferred stock, including PIERS, would be included as distributions for this purpose.

         In this Prospectus, references to "we," "us" or "our" include those entities which we own or control, including GGP Limited Partnership, unless the context indicates otherwise.


                               RECENT DEVELOPMENTS


ACQUISITION OF ALA MOANA CENTER

         On July 30, 1999, we purchased Ala Moana Center in Honolulu, Hawaii from D/E Hawaii Joint Venture, a general partnership consisting of Hawaii Central Development, Inc. and Daiei Hawaii Investments, Inc. In addition to the Ala Moana Center, we also acquired three adjoining office buildings and a retail/office complex. The properties comprise approximately 2.25 million square feet of total gross leasable area. Ala Moana Center is the largest open-air shopping center in the world and contains approximately 1.8 million square feet of total gross leasable area. Its anchor tenants include Neiman Marcus, Liberty House, Sears and JCPenney. We have managed the Ala Moana Center for more than ten years.

         The total acquisition price was approximately $810 million. At closing, we received an adjustment which represented the remaining cost to complete expansion and other work that is currently in progress. We obtained a new, short-term first mortgage loan in the amount of approximately $438 million to fund a majority of the purchase price, and we used approximately $294 million of the net proceeds from our recent public offering of 10 million shares of common stock and other working capital to fund the balance. We expect to refinance the mortgage loan before or on its maturity through the issuance of commercial mortgage backed securities. We may discuss with institutional investors the formation of a new joint venture to own the property. The terms of any joint venture, and our interest in any joint venture, have not been determined, and we may not be successful in forming the joint venture.


                                  CAPITAL STOCK

GENERAL

         Our authorized capital stock consists of 210,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $100 per share. The following summary description of our capital stock does not purport to be complete and is qualified by reference to our Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), the Certificate of Designations, Preferences and Rights relating to PIERS, as amended (the "Certificate of Designations"), which was filed on June 4, 1998 on Form 8-K and any other certificate of designation which we will file with the Commission in connection with any other offering of preferred stock.

         As of August 2, 1999, 51,666,509 shares of Common Stock were issued and outstanding and 13,500,000 depositary shares (the "Depositary Shares"), each representing 1/40 of a PIERS, were issued and outstanding. In addition, as of such date, there were 19,809,108 common units outstanding, 584,743 of which were issued in connection with the acquisition by GGP Limited Partnership on July 21, 1998 of a regional shopping center located in Altamonte Springs, Florida, to which this Prospectus relates (the "Acquisition"). Our Common Stock is listed on the NYSE under the symbol "GGP" and our Depositary Shares are listed on the NYSE under the symbol "GGPPrA."


DESCRIPTION OF COMMON STOCK

         The holders of Common Stock exclusively possess all voting power, except as otherwise required by law or provided in the Certificate of Designations and any resolution adopted by the Board of Directors with respect to any series of capital stock subsequently established. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including elections of directors. The Certificate does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock (including PIERS), the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor and, upon liquidation, are entitled to receive pro rata all assets of the REIT available for distribution to such holders. All Common Stock tendered upon the redemption of your common units will be fully paid and nonassessable and you will not have preemptive rights.

SHAREHOLDER RIGHTS PLAN

         On November 18, 1998, we adopted a shareholder rights plan (the "Plan"). Pursuant to the Plan, we declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding on December 10, 1998 to the stockholders of record on that date. Prior to becoming exercisable, the Rights trade together with the Common Stock. The Rights become exercisable when a person or group acquires or commences or announces a tender or exchange offer for 15% or more of the Common Stock (or, in the case of certain grandfathered stockholders described in the Plan, more than the applicable grandfathered limit described in the Plan). Each Right initially entitles the holder to purchase from us one one-thousandth of a share of newly-created Series A Junior Participating Preferred Stock, par value $100 per share, at an exercise price of $148 per one one-thousandth of a share, subject to adjustment. In the event that a person or group acquires 15% or more of the Common Stock, each Right will entitle the holder (other than the acquirer) to purchase shares of Common Stock (or, in certain circumstances cash or other securities) having a market value of twice the exercise price of a Right at such time. Under certain circumstances, each Right will entitle the holder (other than acquirer) to purchase Common Stock of the acquirer having a market value of twice the exercise price of a Right at such time. In addition, under certain circumstances, our Board of Directors may exchange each Right (other than those held by the acquirer) for one share of Common Stock, subject to those adjustments. The Rights expire on November 18, 2008, unless earlier redeemed by our Board of Directors for $.01 per Right or such expiration date is extended.

DESCRIPTION OF PIERS AND DEPOSITARY SHARES

         Each owner of a Depositary Share is entitled to its pro rata share of all the rights and preferences of PIERS represented thereby. The following is a brief description of the dividend, voting, conversion, redemption and liquidation rights, preferences and privileges applicable to PIERS.

         Dividends. Dividends are cumulative and payable in arrears quarterly on or about the fifteenth day of January, April, July and October of each year, commencing on October 15, 1998, in an amount per PIERS equal to the greater of
(i) 7.25% of the liquidation preference per annum (equivalent to $1.8125 per annum per Depositary Share) and (ii) the cash dividends paid or payable (determined on each of the dividend payment dates for PIERS) on that number of shares of Common Stock equal to the number of shares of Common Stock (or portion thereof) into which a PIERS is convertible. Dividends will accumulate whether or not we have sufficient earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

         Liquidation Preference and Conversion Rights. PIERS have a liquidation preference of $1,000.00 per PIERS (equivalent to $25.00 per Depositary Share), plus a proportionate amount equal to accrued and unpaid dividends on PIERS (whether or not earned or declared).

         PIERS are convertible at any time, in whole or in part at the option of the holder, unless previously redeemed, into shares of Common Stock, at an initial conversion price of $39.70 per share of Common Stock (equivalent to a conversion rate of 0.6297 shares of Common Stock per Depositary Share) (the "Conversion Price"), subject to adjustment in certain circumstances.

         Redemption. Except in certain circumstances relating to the preservation of our status as a REIT for federal income tax purposes, PIERS and the Depositary Shares are not redeemable prior to July 15, 2003. Under certain circumstances, on and after July 15, 2003, we may redeem at our discretion PIERS and the Depositary Shares, in whole or in part, for such number of shares of Common Stock as are issuable at the Conversion Price (the "Stock Redemption Right") (equivalent initially to a conversion rate of 0.6297 shares of Common Stock per Depositary Share). In addition, on or after July 15, 2003, we may redeem at our discretion PIERS and the Depositary Shares, in whole or in part, initially at $1,032.22 per PIERS (equivalent to $25.8055 per Depositary Share) and thereafter at prices declining to $1,000.00 per PIERS (equivalent to a price of $25.00 per Depositary Share) on and after July 15, 2007, plus in each case accrued and unpaid dividends, if any, to the redemption date.

         PIERS and the Depositary Shares are subject to mandatory redemption on July 15, 2008, at a price of $1,000.00 per PIERS (equivalent to a price of $25.00 per Depositary Share), plus accrued and unpaid dividends, if any, to the redemption date.

         Ranking and Voting Rights. PIERS will rank senior to the Common Stock as to priority for receiving dividends and amounts upon our liquidation, dissolution or winding-up. Holders of PIERS do not generally have any voting rights, except as provided by applicable law. If dividends on PIERS are in arrears for six or more quarterly periods, holders of PIERS (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of Directors until all dividend arrearages are eliminated.


RESTRICTIONS ON TRANSFER OF CAPITAL STOCK

         For us to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"):

                  (a) not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year;

                  (b) the capital stock must be beneficially owned (without regard to any rules of attribution of ownership) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

                  (c) certain percentages of a REIT's gross income must be from particular activities.

Accordingly, the Certificate contains provisions, subject to certain exceptions, which limit the number of shares of capital stock that may be owned by any stockholder (the "Ownership Limit").

         The Ownership Limit provides that, subject to certain exceptions specified in the Certificate, no stockholder (other than Martin Bucksbaum (now deceased), Matthew Bucksbaum, their families and related trusts (collectively, the "Bucksbaums")) may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit was originally set at 6.5% of the outstanding capital stock, and was increased to 7.5% of the value of the outstanding capital stock as a result of legislation passed in 1993. Our Board of Directors is authorized to further increase the Ownership Limit to not more than 9.8%. The Certificate permits the Bucksbaums to exceed the Ownership Limit. Currently, the Bucksbaums exceed such limit. The Ownership Limit provides that the Bucksbaums may acquire additional shares pursuant to certain rights granted to them in connection with our initial public offering, which rights are described more fully below, or from other sources so long as the acquisition does not result in the five largest beneficial owners of capital stock holding more than 50% of the outstanding capital stock.

         Our Board of Directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the Board of Directors and the holders of capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of Common Stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

         The Certificate further provides that upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit ("Excess Shares"), such person (a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five
(5) days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire all of the shares held by the trust. The Permitted Transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the Permitted Transferee) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

         The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Certificate. Amendments to the Certificate require the affirmative vote of holders owning a majority of the outstanding capital stock. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control over us without the approval of our Board of Directors.

         All certificates representing capital stock will bear a legend referring to the restrictions described above.

         All persons who own, directly or by virtue of the attribution provisions of the Code, more than 7.5% of the outstanding capital stock must file an affidavit with us containing the information specified in the Certificate within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. United States Treasury Regulations (the "Regulations") currently require us to send annual written statements requesting information as to the actual ownership of the capital stock from each record holder of more than 1% of our outstanding capital stock. Depending upon the number of record holders of the capital stock, the reporting threshold required by the Regulations can fall as low as 0.5%. Record holders that fail to submit a written statement in response to the request must attach to their federal income tax returns specified information regarding the actual ownership of shares of capital stock of which they are the record holder.


LIMITATION OF LIABILITY OF DIRECTORS

         The Certificate provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

         While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply only to officers who are also directors and are acting in their capacity as directors. It does not apply to officers who are not directors.


INDEMNIFICATION AGREEMENTS

         We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to them all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under our directors' and officers' liability insurance. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in our Certificate and bylaws, it provides greater assurance to the directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by stockholders to eliminate the rights it provides.


DELAWARE ANTI-TAKEOVER STATUTE

         We are a Delaware corporation subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

                  (a) before that person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

                  (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

                  (c) following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

         Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.


                        SUMMARY OF PARTNERSHIP AGREEMENT

         The following summary of the partnership agreement of GGP Limited Partnership is qualified by reference to the Second Amended and Restated Agreement of Limited Partnership of GGP Limited Partnership, as amended (the "Partnership Agreement"). The Partnership Agreement has been previously filed with the Commission, and the foregoing is incorporated herein by reference.

MANAGEMENT AND OPERATIONS

         GGP Limited Partnership is a Delaware limited partnership. The Partnership Agreement requires GGP Limited Partnership to be operated in a manner that will enable us to continue to qualify as a REIT and to avoid any federal income tax liability. The Partnership Agreement provides that the net operating cash revenues of GGP Limited Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by us, in our capacity as the sole general partner of GGP Limited Partnership (but not less frequently than quarterly), pro rata in accordance with the partners' percentage interests.

         Generally, pursuant to the Partnership Agreement, we, as the sole general partner of GGP Limited Partnership, have exclusive and complete responsibility and discretion in the management and control of GGP Limited Partnership. The limited partners have no authority to transact business for, or participate in the management activities or decisions. However, the following decisions require the consent of a majority in interest of the limited partners:

         - to amend the Partnership Agreement (other than in connection with the admission of additional limited partners),

         -     to terminate the Partnership Agreement,

         -     to make a general assignment for the benefit of creditors,

         - to take a title to any property other than in the name of GGP Limited Partnership or a subsidiary partnership,

         -     to institute any proceeding for bankruptcy, or

         -     to be dissolved.

In addition, without the written consent of a limited partner, the Partnership Agreement may not be amended to materially adversely affect such limited partner's rights to distributions or allocations except in connection with the admission of additional limited partners or unless such amendment affects the existing limited partners who are Bucksbaums in the same manner on a Unit-for-Unit basis.

         The Partnership Agreement does not contemplate holding partnership meetings but limited partners are given notice of and are welcome to attend annual and special meetings of our stockholders.

TRANSFERABILITY OF INTERESTS

         The Partnership Agreement provides that we may not voluntarily withdraw from GGP Limited Partnership, or transfer or assign our interest in GGP Limited Partnership, without the consent of a majority in interest of the limited partners. As a limited partner, you may transfer your interest in GGP Limited Partnership, subject to certain conditions, to a transferee; provided that such transferee assumes your obligations and provided further that such transfer does not cause a termination of GGP Limited Partnership for federal income tax purposes, does not disqualify us as a REIT, and satisfies certain other general requirements specified in the Partnership Agreement.


BUCKSBAUM RIGHTS

         Pursuant to the terms of the Rights Agreement, dated as of July 27, 1993 (the "Rights Agreement"), the Bucksbaums currently hold certain rights (the "Bucksbaum Rights") granted to them in connection with our initial public offering. The Bucksbaum Rights enable them to convert a portion of their interest in GGP Limited Partnership into shares of Common Stock (the "Exchange Component") and to sell their remaining partnership interest to us (the "Sale Component"). The Exchange Component enables the Bucksbaums to exchange a portion of their interest in GGP Limited Partnership for shares of Common Stock until they own up to 25% of the outstanding Common Stock. The Sale Component enables the Bucksbaums to sell all or a portion of their remaining interest in GGP Limited Partnership to us for cash or Common Stock, or a combination thereof, at our election. The Sale Component can only be exercised if the Bucksbaums already own 25% or more of the outstanding Common Stock.

         The Bucksbaum Rights may be exercised by the Bucksbaums from time to time (although only once during any calendar year), in whole or in part, subject to the limitations that in any calendar year the Sale Component may be exercised only with respect to one-fourth of the percentage interest in the Partnership held by the Bucksbaums immediately after the Exchange Component is fully exercised.

         The Bucksbaum Rights expire on April 16, 2023 if not exercised prior to that date.


CAPITAL CONTRIBUTIONS

         The Partnership Agreement provides that if GGP Limited Partnership requires additional funds at any time or from time to time in excess of funds available to GGP Limited Partnership from borrowings or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to GGP Limited Partnership on the same terms and conditions as are applicable to our borrowing of such funds. As an alternative to borrowing funds required by GGP Limited Partnership, we may raise such funds through the sale of shares of Common Stock and contribute the amount of such required funds as an additional capital contribution to GGP Limited Partnership. In such event, we generally will receive additional common units equal to the number of shares of Common Stock that we sell. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis.


TAX MATTERS

         Pursuant to the Partnership Agreement, we are the tax matters partner of GGP Limited Partnership. Accordingly, we have the authority to make tax elections under the Code on behalf of GGP Limited Partnership.

         The net income or net loss of GGP Limited Partnership will generally be allocated to us and the limited partners in accordance with percentage interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder and the terms of the preferred units of limited partnership interest in GGP Limited Partnership.


DUTIES AND CONFLICTS

         The Partnership Agreement provides that all of our business activities, including all activities pertaining to the acquisition and operation of shopping center properties, must be conducted through GGP Limited Partnership (excluding direct interests of up to 1% in subsidiaries of GGP Limited Partnership which we own). The Partnership Agreement prohibits us from borrowing for the purpose of making a distribution to stockholders unless we arrange such borrowing through GGP Limited Partnership.

         Pursuant to the Partnership Agreement, the Bucksbaums cannot acquire interests in shopping center properties or vacant land suitable for development as a shopping center for a specified period of time. The Partnership Agreement permits the Bucksbaums to own less than 5% of any publicly-traded entity (or any subsidiary thereof) which invests in retail malls, provided that neither Matthew Bucksbaum nor John Bucksbaum is actively involved in the management of such entity by virtue of any such investment.


TERM

         GGP Limited Partnership will continue in full force and effect until December 31, 2050, or until sooner dissolved upon our withdrawal, bankruptcy, dissolution or termination (unless a majority in interest of the limited partners elect to continue GGP Limited Partnership), the election of us and a majority in interest of the limited partners, or the sale or other disposition of all or substantially all the assets of GGP Limited Partnership.


PREFERRED UNITS

         In connection with the issuance of the Depositary Shares and in order to enable us to comply with our obligations in respect of PIERS, the Partnership Agreement was amended to issue to us preferred units which have rights, preferences and other privileges, including distribution, liquidation, conversion and redemption rights, that mirror those of PIERS. Accordingly, the Partnership will be required to make all required distributions on the preferred units prior to any distribution of cash or assets to the holders of other partnership interests in the Partnership, including the holders of common units.


                           REDEMPTION OF COMMON UNITS

GENERAL

         You may require GGP Limited Partnership to redeem your common units by delivering a notice to GGP Limited Partnership. Your rights are described in that certain Redemption Rights Agreement (the "Agreement") which was executed and delivered in connection with the Acquisition. The summary of the terms of the Agreement set forth below does not purport to be complete and is subject to and qualified by reference to the Agreement. Subject to your rights described in the next paragraph, upon redemption, you will receive, with respect to each unit tendered, cash in an amount equal to the market value of one share of Common Stock (subject to certain anti-dilution adjustments). The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of our Common Stock on the NYSE (or substitute information, if no such closing price is available) for the five consecutive trading days ending on the date on which a redemption notice is received by GGP Limited Partnership (or, if such date is not a business day, the first business day thereafter).

         In lieu of GGP Limited Partnership redeeming common units tendered for redemption, in our sole and absolute discretion, we have the right, to elect to assume directly and satisfy the your redemption right by paying to you, with respect to each Unit tendered, either (a) the cash amount described in the preceding paragraph or (b) one share of Common Stock (subject to certain anti-dilution adjustments). We anticipate that we generally will elect to directly assume and satisfy any exercise of a redemption right through the issuance of the Common Stock pursuant to this Prospectus, whereupon we will acquire, and become the owner of, your common units. However, there can be no assurance that we will make such election in any particular case. With each exchange of common units for shares of Common Stock or cash, our ownership interest in GGP Limited Partnership will increase. Such an acquisition will be treated as a sale of the common units by you to us for federal income tax purposes. Upon redemption, your right to receive distributions with respect to the common units redeemed will cease (but if such right is exchanged for Common Stock, you will have rights as a stockholder from the time of your acquisition of the Common Stock), and if all of your common units are redeemed, you will have withdrawn as a partner of GGP Limited Partnership and will no longer be a party to the Partnership Agreement.

         You must notify GGP Limited Partnership of your desire to require GGP Limited Partnership to redeem common units by sending a notice in accordance with the terms of the Agreement. You must request the redemption of at least 1,000 common units (or all of the common units you hold, if you own fewer than 1,000 common units). The redemption will occur within 30 days following GGP Limited Partnership's receipt of the notice and related documentation required by the Agreement, except that no redemption can occur if the delivery of Common Stock would be prohibited under the provisions of the Certificate designed to protect our qualification as a REIT.


TAX CONSEQUENCES OF REDEMPTION

         "Certain Federal Income Tax Considerations" summarizes certain federal income tax considerations that may be relevant to you if you want to tender your common units in accordance with the terms of the Agreement. BECAUSE THE SPECIFIC TAX CONSEQUENCES TO YOU WILL DEPEND UPON YOUR SPECIFIC CIRCUMSTANCES, YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE AND LOCAL TAX CONSEQUENCES UPON EXERCISE OF YOUR REDEMPTION RIGHTS.


POTENTIAL CHANGE IN INVESTMENT UPON REDEMPTION OF COMMON UNITS

         If you tender common units pursuant to the Agreement, you may receive cash or Common Stock in exchange for such common units. To the extent that you receive cash, you will no longer have any interest in GGP Limited Partnership or us, will not benefit from any subsequent increases in the share price of the Common Stock, and will not receive any future distributions from GGP Limited Partnership or us (unless you currently own or acquire in the future additional common units or shares of Common Stock). To the extent that you receive Common Stock, you will become a stockholder rather than a holder of common units. See "Comparison of Ownership of Common Units and Shares of Common Stock."

REGISTRATION OF SHARES

         We have registered the Common Stock under the Securities Act to satisfy our registration obligations under the Agreement. Under the Agreement, we are required to prepare and file with the Commission such amendments and supplements to the Registration Statement (of which this Prospectus is a part) and to this Prospectus, as may be necessary to keep the Registration Statement effective, generally during the term in which the redemption rights exist for the Common Stock, and to comply with the provisions of the Securities Act. See "Plan of Distribution."

         Pursuant to the Agreement, we have agreed to pay all expenses of effecting the above-described registration of the Common Stock under the Securities Act prior to April 2, 2004. As a party to the Agreement, you have agreed severally, in proportion to the number of common units held by you at such time in relation to the total number of shares of Common Stock covered by the Registration Statement, to reimburse us for registration expenses which are incurred thereafter.


       COMPARISON OF OWNERSHIP OF COMMON UNITS AND SHARES OF COMMON STOCK

         Although the nature of an investment in shares of Common Stock is substantially equivalent economically to an investment in common units in GGP Limited Partnership, there are certain differences between ownership of common units and ownership of shares of Common Stock, some of which may be material to investors.

         The information below highlights a number of the significant differences between us and GGP Limited Partnership and compares certain legal rights associated with the ownership of common units and Common Stock. These comparisons are intended to assist you in understanding how your investment will be changed if your common units are redeemed for Common Stock. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS. YOU SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FOR ADDITIONAL IMPORTANT INFORMATION ABOUT US.


FORM OF ORGANIZATION AND ASSETS OWNED

         GGP Limited Partnership is organized as a Delaware limited partnership. We are a Delaware corporation. We have elected to be taxed as a REIT under the Code and intend to maintain such qualification.


LENGTH OF INVESTMENT

         GGP Limited Partnership has a stated termination date of December 31, 2050, although it may be terminated earlier under certain circumstances. We have a perpetual term and intend to continue our operations for an indefinite time period.


ADDITIONAL EQUITY

         GGP Limited Partnership is authorized to issue additional common units from time to time, as determined by us as its general partner, in exchange for contributions of cash or property. GGP Limited Partnership may issue additional common units to us, generally as long as such common units are issued in connection with a comparable issuance of shares of our capital stock and proceeds raised in connection with the issuance of such shares are contributed by us to GGP Limited Partnership.

         Our Board of Directors may authorize the issuance, in its discretion, of additional equity securities consisting of Common Stock or preferred stock; provided that the total number of shares issued does not exceed the number of authorized shares of capital stock set forth in the Certificate. As long as GGP Limited Partnership is in existence, the proceeds of all equity capital raised by us generally will be contributed to GGP Limited Partnership in exchange for common or preferred units in GGP Limited Partnership.


MANAGEMENT AND CONTROL

         Generally, pursuant to the Partnership Agreement, we, as the sole general partner of GGP Limited Partnership, have exclusive and complete responsibility and discretion in the management and control of GGP Limited Partnership. The limited partners have no authority to transact business for, or participate in the management activities or decisions. However, certain decisions, including those to amend the Partnership Agreement (other than in connection with the admission of additional Limited Partners) or to terminate the Partnership Agreement, to make a general assignment for the benefit of creditors, to take title to any property other than in the name of GGP Limited Partnership or a subsidiary thereof, to institute any proceeding for bankruptcy or to be dissolved would require the consent of a majority in interest of the limited partners. In addition, without the written consent of a limited partner, the Partnership Agreement may not be amended to materially adversely affect such limited partner's rights to distributions or allocations except in connection with the admission of additional limited partners or unless such amendment affects the existing limited partners who are Bucksbaums in the same manner on a unit-for-unit basis.

         Our Board of Directors have exclusive control over our business and affairs subject only to the restrictions in the Certificate and bylaws and the Partnership Agreement. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by our Board of Directors may be altered or eliminated without a vote of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over our ordinary business policies. Our Board of Directors cannot change our policy of maintaining our status as a REIT, however, without the approval of holders of a majority of the outstanding shares of capital stock entitled to vote on such matter.


FIDUCIARY DUTIES

         Under Delaware law, the general partner of GGP Limited Partnership is accountable to GGP Limited Partnership as a fiduciary and, consequently, is required to exercise good faith in all of its dealings with respect to partnership affairs. The Partnership Agreement provides, however, that the general partner is not liable for monetary damages for losses sustained or liabilities incurred as a result of the general partner's acts or omissions, provided that the general partner has acted in good faith and in the belief that any such act or omission was in the best interests of GGP Limited Partnership and, provided further, that the general partner was not guilty of fraud, misconduct or gross negligence.

         Under Delaware law, our directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position. Directors who act in such a manner generally will not be liable to us or our stockholders for monetary damages arising from their activities.

MANAGEMENT LIABILITY AND INDEMNIFICATION

         As a matter of Delaware law, the general partner has liability for the payment of the obligations and debts of GGP Limited Partnership unless limitations upon such liability are stated in the document or instrument evidencing the obligation. Under the Partnership Agreement, GGP Limited Partnership has agreed to indemnify the general partner and its "affiliates," as defined in the Partnership Agreement, and any individual acting on their behalf, from and against all losses, damages, claims or liabilities, including, but not limited to, reasonable attorneys' fees and expenses, incurred in connection with any actions relating to the operations of GGP Limited Partnership in which the general partner, its affiliates, or any individual acting on their behalf is involved, to the fullest extent permitted by Delaware law (including any procedures set forth therein regarding advancement of expenses to such indemnified party).

         The Certificate provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under our directors' and officers' liability insurance. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in our Certificate and bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by stockholders to eliminate the rights it provides.


ANTITAKEOVER PROVISIONS

         Except in limited circumstances, the general partner of GGP Limited Partnership has exclusive management power over the business and affairs of GGP Limited Partnership. The general partner may not voluntarily withdraw from GGP Limited Partnership, or transfer or assign its interest in GGP Limited Partnership, without the consent of a majority in interest of the limited partners. Additionally, other than as expressly provided in the Partnership Agreement, no limited partner may withdraw from GGP Limited Partnership without the prior written consent of the general partner.

         Our Certificate and bylaws contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal to acquire us or to remove incumbent management. These provisions include, among others:

                  (a)      a staggered Board of Directors;

                  (b) authorized capital stock that may be issued as preferred stock in the discretion of our Board of Directors, with superior voting rights to the Common Stock;

                  (c) a requirement that directors may be removed only for cause and only by a vote of holders of at least 75% of the outstanding Common Stock; and

                  (d) provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Code.

In addition, we are subject to Section 203 of the DGCL which provides that, subject to certain exceptions, no Delaware corporation may engage in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. See "Capital Stock -- Stockholder Rights Plan."


VOTING RIGHTS

         Under the Partnership Agreement, the limited partners have voting rights only with respect to certain limited matters, including dissolution of GGP Limited Partnership, amendments to the Partnership Agreement (other than to reflect the admission of additional Limited Partners), making a general assignment for the benefit of creditors, taking title to any personal or real property other than in the name of GGP Limited Partnership or a subsidiary thereof, and instituting any proceeding for bankruptcy on behalf of GGP Limited Partnership. All matters submitted to a vote of limited partners require the affirmative vote of a majority in interest of the limited partners. Otherwise, all decisions relating to the operation and management of GGP Limited Partnership are made by us, as general partner.

         We are managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. One class of directors is elected by the stockholders at each annual meeting. Delaware law requires that certain major corporate transactions, including most amendments to a corporation's certificate of incorporation, may not be consummated without the approval of stockholders. All shares of Common Stock have one vote, and our Certificate permits our Board of Directors to classify and issue preferred stock in one or more series having voting power which may differ from that of the Common Stock. PIERS have voting rights under certain circumstances. See "Capital Stock -- Description of PIERS and Depositary Shares" above.


AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE CERTIFICATE OF INCORPORATION

         The general partner of GGP Limited Partnership may not, without the written consent of a majority in interest of the limited partners, amend or modify the Partnership Agreement other than to reflect the admission of additional limited partners.

         Amendments to our Certificate must be approved by a majority of the Board of Directors and by the vote of at least majority of the votes entitled to be cast at a meeting of stockholders.


VOTE REQUIRED TO DISSOLVE GGP LIMITED PARTNERSHIP OR THE COMPANY

         The general partner of GGP Limited Partnership may elect to dissolve the Partnership upon making a written election to that effect with the written consent of a majority in interest of the limited partners.

         Under Delaware law, the Board of Directors must obtain approval of holders of at least a majority of the outstanding capital stock in order to dissolve us.

COMPENSATION, FEES AND DISTRIBUTIONS

         The general partner does not receive any compensation for its services as general partner of GGP Limited Partnership. As a partner in GGP Limited Partnership, however, the general partner has the right to receive allocations and distributions from GGP Limited Partnership, in respect of the preferred units and otherwise pro rata in accordance with its percentage interest in GGP Limited Partnership. In addition, GGP Limited Partnership reimburses the general partner for all expenses incurred relating to the ongoing operation of GGP Limited Partnership.

         Our directors and officers receive compensation for their services.


LIABILITY OF INVESTORS

         Under the Partnership Agreement and applicable state law, the liability of the limited partners for GGP Limited Partnership's debts and obligations is generally limited to the amount of their investment in GGP Limited Partnership.

         Under Delaware law, stockholders are not personally liable for our debts or obligations.


POTENTIAL DILUTION OF RIGHTS

         The general partner of GGP Limited Partnership is authorized to cause GGP Limited Partnership to issue additional common units from time to time in exchange for contributions of cash or property to GGP Limited Partnership. The issuance of additional common units may result in the dilution of the interests of the limited partners.

         Our Board of Directors may issue, in its discretion, additional shares of Common Stock and has the authority to issue from the authorized capital stock a variety of other equity securities with such powers, preferences and rights as the Board of Directors may designate at the time of issuance. The issuance of additional shares of either Common Stock or other similar equity securities may result in the dilution of the interests of the stockholders. See "Summary of Partnership Agreement -- Preferred Units."


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

TAX TREATMENT OF REDEMPTION OF COMMON UNITS

         REDEMPTION OF YOUR COMMON UNITS PURSUANT TO THE AGREEMENT WILL BE TREATED AS A TAXABLE TRANSACTION FOR FEDERAL INCOME TAX PURPOSES. It is possible that the amount of gain recognized (or even the tax liability resulting from such gain) could exceed the amount of cash or the value of other property (i.e., Common Stock) received upon such exercise. In addition, your ability to sell a substantial number of shares of Common Stock in order to raise cash to pay tax liabilities associated with redemption of common units may be adversely affected by fluctuations in the market price for the Common Stock. The price you receive for such shares may not equal the value of your common units at the time of redemption.

         If we assume and perform the redemption obligation, the Agreement provides that the redemption will be treated as a sale of common units by you to us at the time of such redemption. In that event, such sale will be fully taxable to you. You will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in the exchange plus the amount of GGP Limited

Partnership nonrecourse liabilities allocable to the redeemed common units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

         Although the matter is not free from doubt, if we do not elect to assume the obligation to redeem your common units, GGP Limited Partnership will be treated as redeeming your common units for cash. If GGP Limited Partnership redeems common units for cash that we contributed to it to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such common units to us in a fully taxable transaction. In that event, you would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of GGP Limited Partnership nonrecourse liabilities allocable to the redeemed common units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

         If, instead, GGP Limited Partnership chooses to redeem your common units for cash that we have not contributed to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if GGP Limited Partnership redeems less than all of your common units, you would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of GGP Limited Partnership nonrecourse liabilities allocable to the redeemed common units, exceeded your adjusted basis in all of your common units immediately before the redemption.


TAX TREATMENT OF DISPOSITION OF COMMON UNITS BY LIMITED PARTNERS GENERALLY

         If a common unit is redeemed in a manner that is treated as a sale of the common unit, the determination of gain or loss from the sale will be based on the difference between the amount considered realized for tax purposes and the tax basis in such common unit. Upon the sale of a common unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (i.e. Common Stock) received plus the portion of GGP Limited Partnership's nonrecourse liabilities allocable to the common unit sold. To the extent that the amount of cash or property received plus the allocable share of GGP Limited Partnership's nonrecourse liabilities exceeds your basis for the common unit sold, you will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (i.e. Common Stock) received upon such sale.

         Except as described below, any gain recognized upon a sale or other disposition of common units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a common unit attributable to your share of "unrealized receivables" of GGP Limited Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in GGP Limited Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if GGP Limited Partnership had sold its assets at their fair market value at the time of the transfer of a common unit.


BASIS OF COMMON UNITS

         In general, if you were deemed at the time of the Acquisition to have received common units upon liquidation of a partnership, you have an initial tax basis in your common units ("Initial Basis") equal to your basis in your partnership interest at the time of such liquidation. Similarly, if, at the time of the Acquisition, you contributed a partnership interest in exchange for common units, you have an Initial Basis in the common units equal to your basis in the contributed partnership interest. Your Initial Basis in your common units generally is increased by:

         (i) your share of GGP Limited Partnership taxable income, and

         (ii) increases in your share of liabilities of GGP Limited Partnership (including any increase in your share of liabilities occurring in connection with the Acquisition).

Generally, your basis in your common units is decreased (but not below zero) by:

         (i)   your share of GGP Limited Partnership distributions,

         (ii) decreases in your share of liabilities of GGP Limited Partnership (including any decrease in your share of liabilities occurring in connection with the Acquisition),

         (iii) your share of losses of GGP Limited Partnership, and

         (iv) your share of nondeductible expenditures of GGP Limited Partnership that are not chargeable to capital.


POTENTIAL APPLICATION OF THE DISGUISED SALE REGULATIONS TO A REDEMPTION OF COMMON UNITS

         There is a possibility that a redemption of common units issued in the Acquisition might cause the original transfer of property to GGP Limited Partnership in exchange for common units to be treated as a "disguised sale" of property. The Code and the Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. The Disguised Sale Regulations also provide, however, that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. There can be no assurance that the Internal Revenue Service ("IRS") might not seek to contend that the Disguised Sale Regulations apply here. The IRS could contend that the Acquisition itself was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment sale reporting under Section 453 of the Code, subject to certain limitations.


FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF CAPITAL STOCK

         This section is a summary of certain federal income tax matters of general application pertaining to REITs and their stockholders under the Code. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors to whom special treatment under federal income tax laws applies, such as investors to whom the Employee Retirement Income Security Act of 1974, as amended, applies, other tax exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. If you are considering exercising your redemption rights, you should consult, and must depend on, your own tax advisors regarding the federal, state, local, foreign and other tax consequences of holding and disposing of Common Stock.

         In the opinion of Neal, Gerber & Eisenberg, our tax counsel, beginning with our taxable year ended December 31, 1993, we have been organized and operated in a manner that has enabled us to qualify as a REIT under Sections 856 through 859 of the Code, and our proposed method of operation will enable us to continue to so qualify. However, we might not so qualify or continue to so qualify. Our ability to qualify as a REIT under the requirements of the Code and the regulations promulgated under the Code depends upon our actual operating results.

         To qualify as a REIT under the Code for a taxable year, we must meet organizational and operational requirements, which generally require us to be a passive investor in operating real estate and to avoid excessive concentration of ownership of our stock. First, our principal activities must be real estate related. Generally, at least 75% of the value of our total assets at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. We may not own more than 10% of the outstanding voting securities of any corporation; shares of qualified REITs and of wholly owned subsidiaries are exempt from this prohibition. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, qualified rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to residents except through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income.

         For us to remain qualified as a REIT, no more than 50% in value of our outstanding capital stock, including in some circumstances stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals at any time during the last half of our taxable year. The Code defines "individuals" for purposes of the provision described in the preceding sentence to include specified entities. Accordingly, our Certificate contains provisions restricting the acquisition of shares of our capital stock. See "Capital Stock -- Restrictions on Transfer of Capital Stock."

         So long as we qualify for taxation as a REIT and distribute at least 95% of the sum of (a) our REIT taxable income (as computed without regard to net capital gains or the dividends-paid deduction) and (b) our after-tax net income from foreclosure property for our taxable year to our stockholders annually, will not apply to that portion of these kinds of income distributed to stockholders. We will be taxed at regular corporate rates on all income not distributed to stockholders. Our policy is to distribute at least 95% of the sum of our REIT taxable income and net income from foreclosure property. REITs may also incur taxes for other activities or to the extent distributions do not satisfy other requirements.

         In the case of a REIT which is a partner in a partnership, such as us, Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn the income of the partnership attributable to such share. In addition, for purposes of satisfying the asset and income tests described above, the character of the gross income and assets in the hands of the partnership remains the same when allocated to the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of GGP Limited Partnership will be treated as our assets, liabilities, and items of income for purposes of qualifying as a REIT.

         Our failure to qualify during any taxable year as a REIT could, unless relief provisions were available, have a material adverse effect upon investors. If disqualified for taxation as a REIT for a taxable year, we would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause rather than willful neglect and other conditions are met. Federal income tax at corporate rates would apply to all of our taxable income and we would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. The regular tax rules applicable to dividends received by stockholders of corporations would also apply to our dividends. Should the failure to qualify be determined to have occurred retroactively in one of our earlier tax years, the imposition of a substantial federal income tax liability on us attributable to the nonqualifying tax years may adversely affect our ability to pay dividends. If we fail to meet the income tests of the tax law, we may, generally, nonetheless retain our qualification as a REIT if we pay a 100% tax on the amount by which we failed to meet the income tests so long as our failure was due to reasonable cause and not willful neglect. Any taxes of this kind would adversely affect our ability to pay dividends.


TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

         As used in this section, the term "U.S. Stockholder" means a holder of our stock who, for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons as defined in section 7701(a)(30) of the Code have the authority to control all the substantial decisions of the trust or if it has a valid election in effect under applicable Regulations to be treated as a United States person.

         As long as we qualify as a REIT, distributions made to our U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taxable to our U.S. Stockholders as ordinary income. Corporate U.S. Stockholders will not be entitled to the dividends-received deduction with respect to distributions by us. Distributions that are designated as capital gain dividends will be taxable to U.S. Stockholders as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held its stock. With some limitations, capital gains dividends received by an individual U.S. Stockholder may be eligible for the 20% or 25% capital gains rates of tax. However, corporate U.S. Stockholders may be required to treat up to 20% of capital gain dividends as ordinary income. Distributions by us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the U.S. Stockholder's shares, but rather, will be a nontaxable reduction in a U.S. Stockholder's adjusted basis in the shares to the extent of the adjusted basis and any amount of distribution in excess of the adjusted basis will be taxed as capital gain.

         Any dividend declared by us in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. Stockholder on December 31 of that year, provided that the dividend is actually paid by us during January of the following calendar year.

         U.S. Stockholders holding capital stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we may designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include a designated amount of this kind in determining the stockholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. Stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by the stockholders. U.S. Stockholders will increase their basis in their capital stock by the difference between the amount of such includible gains and the tax deemed paid by the stockholder in respect of the gains.

         U.S. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions from us and gain from the disposition of the capital stock will not be treated as passive activity income and, therefore, U.S. Stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the U.S. Stockholder is a limited partner) against this income. In addition, taxable distributions from us and gain from the disposition of capital stock generally will be treated as investment income for purposes of the investment interest limitations, except a gain taxed as long-term capital gain will not be taken into account for purposes of the investment interest limitation. We will notify the U.S. Stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. In general, any gain or loss realized upon a taxable disposition of the capital stock by a U.S. Stockholder who is not a dealer in securities will be treated as long-term capital gain if held for more than 12 months and otherwise as short-term capital gain or loss. A maximum tax rate of 20% in respect of property held in excess of 12 months generally applies to long-term capital gain of an individual U.S. Stockholder with respect to the sale of stock. However, any loss upon a sale or exchange of capital stock by a U.S. Stockholder who has held such stock for six months or less (after applying the relevant holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by the U.S. Stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the capital stock may be disallowed if other shares of the capital stock are purchased within 30 days before or after the disposition.


BACKUP WITHHOLDING

         We will report to our U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder: (a) is a corporation or comes within other exempt categories and when required demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may impose penalties on a U.S. Stockholder that does not provide us with a correct taxpayer identification number. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholders that fail to certify their non-foreign status to us. See "--Taxation of Our Non-U.S. Stockholders" for more information about this type of withholding.


TAXATION OF PENSION TRUSTS

         One of the requirements for us to qualify as a REIT for federal income tax purposes is that, during the last half of each taxable year, not more than 50% in value of our capital stock can be owned by five or fewer individuals (as defined in the Code to include certain entities). For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares of our capital stock generally will be treated as owning those shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by us to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" to the trust unless the trust owns more than ten percent of the capital stock, in which case a portion of the amounts distributed may be treated as unrelated business taxable income.

TAXATION OF OUR NON-U.S. STOCKHOLDERS

         The rules governing United States federal income taxation of the ownership and disposition of capital stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (which we refer to collectively as "Non-U.S. Stockholders") are complex, and we do not attempt to provide more than a brief summary of these rules in this section. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which may change, and assumes that we qualify for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in capital stock, including any reporting requirements.

         Our distributions to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty ordinarily will apply to these distributions, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Tax on a net basis (that is, after allowance of deductions) at graduated rates, will apply to dividends that are effectively connected with a United States trade or business, in the same manner as domestic stockholders are taxed with respect to dividends of this kind. Withholding does not generally apply to these dividends. An additional branch profits tax at a 30% rate or any lower rate that may be specified by an applicable income tax treaty may also apply to any dividends of this kind received by a Non-U.S. Stockholder that is a corporation. We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions of this kind made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with us claiming that the distribution is effectively connected income.

         Distributions in excess of our current or accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's capital stock, but rather will reduce the adjusted basis of such capital stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's capital stock, they will give rise to gain from the sale or exchange of its capital stock, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that we will be required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% or a lower applicable treaty rate on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of these amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

         United States federal income taxation generally will not apply to distributions to a Non-U.S. Stockholder that are designated by us at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) unless (i) the investment in the capital stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the same treatment will apply to the Non-U.S. Stockholders as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also have to pay the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will have to pay a 30% tax on the individual's capital gains.

         Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by us of United States real property interests (whether or not designated as a capital gain dividend) will cause the Non-U.S. Stockholder to be treated as recognizing the gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to U.S. Stockholders or have to pay a special alternative minimum tax in the case of nonresident alien individuals. Also, a 30% branch profits tax might apply to a gain of this kind in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. We are required to withhold 35% of any distribution of this kind. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of stockholders' shares would be treated with respect to Non-U.S. Stockholders in the manner outlined in the preceding two paragraphs for actual distributions by us of capital gain dividends. Under that approach, the Non-U.S. Stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us were to exceed their actual United States federal income tax liability).

         United States taxation generally will not apply to gain recognized by a Non-U.S. Stockholder upon the sale or exchange of capital stock unless the shares constitute a "United States real property interest" within the meaning of FIRPTA. The capital stock will not constitute a "United States real property interest" so long as we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during the specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. However, gain from the sale or exchange of capital stock to which FIRPTA does not otherwise apply will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, a 30% United States withholding tax will apply to the amount of the nonresident alien individual's gain.

         We believe that we will continue to be a "domestically controlled REIT," and therefore that the taxation under FIRPTA will not apply to the sale of capital stock. However, because the capital stock is publicly traded, no assurance can be given that we will continue to be a "domestically controlled REIT." If we fail to qualify as a "domestically controlled REIT," United States taxation under FIRPTA still would not apply to gain arising from the sale or exchange by a Non-U.S. Stockholder of capital stock as a sale of a "United States real property interest," if (i) the capital stock (as applicable) is "regularly traded" (as defined by applicable Regulations) on an established securities market (e.g., NYSE) and (ii) the selling Non-U.S. Stockholder held 5% or less of the value of the outstanding class or series of shares being sold at all times during a specified testing period. If taxation under FIRPTA applied to gain on the sale or exchange of capital stock, the Non-U.S. Stockholder would have to pay an applicable alternative minimum tax and a special alterative minimum tax in the case of nonresident alien individuals, and the purchaser of the capital stock would be required to withhold and remit to the IRS 10% of the purchase price.

         Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by us of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of capital stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of sale of capital stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and other conditions are met, or the stockholder otherwise establishes an exemption. A "controlled foreign corporation" generally means a foreign corporation controlled by U.S. Stockholders for United States tax purposes. Both backup withholding and information reporting apply to payment to or through a United States office of a broker of the proceeds of a sale of capital stock unless the stockholder certifies under penalty of perjury that the stockholder is a Non- U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         The United States Treasury Department has issued final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. A Non-U.S. Stockholder should consult its own advisor regarding the effect of the new Regulations.


                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the Common Stock upon the tender of your common units for redemption. However, we will acquire your common units in exchange for Common Stock that we issue pursuant to this Prospectus. With each such acquisition, our interest in GGP Limited Partnership will increase.


                              PLAN OF DISTRIBUTION

         This Prospectus relates to the issuance by us of up to 584,743 shares of Common Stock if and to the extent that you redeem your common units in accordance with the terms of the Agreement and we, in our sole and absolute discretion, elect to issue Common Stock in consideration for such common units. We have registered the Common Stock for sale to provide the holders thereof with freely tradeable securities, but registration of such shares does not necessarily mean that we will issue any Common Stock.

         We will not receive any cash proceeds from the issuance of the Common Stock; however, we will acquire one common unit (subject to certain anti-dilution adjustments) in exchange for each share of Common Stock that we issue pursuant to this Prospectus and will thereby increase our percentage interest in GGP Limited Partnership.

         The Common Stock will be listed on the NYSE, subject to official notice of issuance.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby and certain federal income tax matters will be passed upon for us by Neal, Gerber & Eisenberg, Chicago, Illinois. Marshall E. Eisenberg, a partner of Neal, Gerber & Eisenberg, is our Secretary.

                                     EXPERTS

         The consolidated financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The combined statement of revenues and certain expenses of the Ala Moana Properties for the year ended December 31, 1998, incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. This combined statement of revenues and certain expenses has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions.

SEC registration fee................................................. $ 5,345
Blue sky fees and expenses...........................................     250*
Legal fees and expenses..............................................   5,000*
Accounting fees and expenses.........................................   2,500*
Miscellaneous (including NYSE listing fees)..........................   2,905*
                                                                      -------
      Total.......................................................... $16,000

- ----------------
*  Estimated

         The Company will bear all of the foregoing expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted (a) the provisions of Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), which enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit and (b) the provisions of Section 145 of the DGCL, which provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

         The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements, among other things, require the indemnification of our officers and directors to the fullest extent permitted by law, and require that the Company advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Such indemnification agreements also provide for the indemnification and advance of all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and require the Company to cover officers and directors under our directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Certificate and the Bylaws, such agreements provide greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

ITEM 16.  EXHIBITS.

       4.1 Form of Common Stock certificate (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (Commission File No. 1-11656)).
       5.1    Opinion of Neal, Gerber & Eisenberg, counsel for the Company.
       8.1    Tax Opinion of Neal, Gerber & Eisenberg, counsel for the Company.
       23.1   Consent of PricewaterhouseCoopers LLP.
       23.2   Consent of Deloitte & Touche LLP.
       23.3   Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1 and
              Exhibit 8.1).
       24.1 Powers of Attorney of certain officers and directors of the Company (included on signature page).


ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    To include any material information with
                           respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 30, 1999.

                                       GENERAL GROWTH PROPERTIES, INC.
                                                (Registrant)

                                       By:      /s/ Matthew Bucksbaum
                                                ----------------------------
                                                Matthew Bucksbaum
                                                Chairman of the Board


         We, the undersigned officers and directors of General Growth Properties, Inc., hereby severally constitute Matthew Bucksbaum, Robert Michaels and Bernard Freibaum, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally to do all such things in our name and behalf in such capacities to enable General Growth Properties, Inc. to comply with the applicable provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys above, or any of them, to any and all such amendments.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on July 30, 1999, by the following persons in the capacities indicated:


            Signature                                Title
            ---------                                -----
     /s/ Matthew Bucksbaum               Chairman of the Board and Director
- --------------------------------
         Matthew Bucksbaum


     /s/ John Bucksbaum                  Chief Executive Officer and Director
- --------------------------------         (Principal Executive Officer)
         John Bucksbaum


     /s/ Robert Michaels                 President and Director
- --------------------------------
         Robert Michaels


     /s/ Bernard Freibaum                Executive Vice President and Chief
- --------------------------------         Financial Officer (Principal Financial
         Bernard Freibaum                and Accounting Officer)

     /s/ Anthony Downs                   Director
- --------------------------------
         Anthony Downs


     /s/ Morris Mark                     Director
- --------------------------------
         Morris Mark


     /s/ Beth Stewart                    Director
- --------------------------------
         Beth Stewart


     /s/ A. Lorne Weil                   Director
- --------------------------------
         A. Lorne Weil


                                  EXHIBIT INDEX

EXHIBIT
  NO.         DESCRIPTION
- -------       -----------

   4.1 Form of Common Stock certificate (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (Commission File No. 1-11656)).
   5.1        Opinion of Neal, Gerber & Eisenberg, counsel for the Company.
   8.1        Tax Opinion of Neal, Gerber & Eisenberg, counsel for the Company.
  23.1        Consent of PricewaterhouseCoopers LLP.
  23.2        Consent of Deloitte & Touche LLP.
  23.3        Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1 and
              Exhibit 8.1).
  24.1 Powers of Attorney of certain officers and directors of the Company (included on signature page).



                                      II-6